EXHIBIT 99.1

Jushi Holdings Inc. Reports First Quarter 2023 Financial Results

Total Revenue of $69.9 Million, an increase of 12.9% YoY

Net Loss of $12.4 Million, an improvement of 37.0% YoY

Adjusted EBITDA of $7.6 Million, an improvement of $8.5 Million YoY

Continued Financial and Operational Improvements at our Grower-Processor Operations

Added Ohio as Fifth Vertically Integrated Market

BOCA RATON, Fla., May 12, 2023 (GLOBE NEWSWIRE) -- Jushi Holdings Inc. (“Jushi” or the “Company”) (CSE: JUSH) (OTCQX: JUSHF), a vertically integrated, multi-state cannabis operator, is pleased to announce its financial results for the first quarter ended March 31, 2023 (“Q1 2023”). All financial information is unaudited and provided in U.S. dollars unless otherwise indicated and is prepared under U.S. Generally Accepted Accounting Principles (“GAAP”).

First Quarter 2023 Financial Highlights1

  Total revenue of $69.9 million, an increase of 12.9% year-over-year
  Gross profit margin was 42.9% of revenue, compared to 30.9% in Q1 2022 and 28.6% in Q4 2022
  Net loss of $12.4 million, an improvement of $7.3 million year-over-year
  Adjusted EBITDA1 of $7.6 million, an improvement of $8.5 million year-over-year and $1.6 million sequentially
  Cash, cash equivalents, and restricted cash of $19.4 million as of quarter end

1 See “Use of Non-GAAP Financial Information” and “Unaudited Reconciliation of Net (Loss) Income to Adjusted EBITDA” below.

First Quarter 2023 Operational Highlights

  Established fifth vertically integrated state-level operation with Beyond Hello™ Cincinnati medical dispensary
  Opened a dispensary in Arlington, Virginia, our fifth medical dispensary in Virginia
  Opened a sixth flower room at Manassas, Virginia facility and a tenth flower room at Scranton, Pennsylvania facility
  Increased sell-through of Jushi-branded products as a percentage of total retail sales across the Company’s five vertical markets from approximately 47.2% in Q4 2022 to approximately 49.6%

Recent Developments

  Strengthened financial position with the closing of a $20.0 million non-dilutive debt financing with FVCbank in April 2023
  Opened 11th flower room at Scranton, Pennsylvania facility
  Announced change of auditor to Macias Gini & O'Connell LLP (MGO) effective April 20th
  Implemented new, optimized retail labor model beginning in Q2, which is expected to significantly reduce labor hour costs

Management Commentary
“In the first quarter, our efficiency and cost savings plan resulted in very encouraging improvements to our margins and profitability,” said Jim Cacioppo, Chief Executive Officer, Chairman, and Founder of the Company. “Our aggressive steps to responsibly right size the business, improve efficiencies and manage costs created an approximate 13.0% year-over-year reduction in operating expenses. In April, we further executed against our cost-savings initiatives with the implementation of our new retail labor model which is expected to meaningfully cut our labor hour costs. Additionally, we continue to make upgrades throughout our grower-processor footprint to drive operational efficiencies for further savings throughout the remainder of the year.”

Mr. Cacioppo continued, “With five state-level vertically integrated operations that are all still ramping up to our desired operating performance, we are increasing our ability to sell-through Jushi-branded products at our own retail network and continuing to grow our wholesale operations. Our wholesale business revenue has nearly doubled year-over-year, while retail sales increased over 7.5% year-over-year. We look forward to the launch of our new high-end flower line, Hijinks, and other innovative product forms across our house of brands to better serve customers and grow profitability of the Company. I would note that our grower-processor operations had significant improvement in gross profit margin fueled by efficiency gains. We realized benefits from cost savings initiatives, ramp-up of new production, and other enhancements made at our Massachusetts, Pennsylvania, and Virginia facilities along with improved retail operating performance.”

Mr. Cacioppo concluded, “In the second quarter, we were pleased to strengthen our capital position with a $20.0 million debt financing to strengthen our balance sheet. Through our cost controls, ramp-up of our grower processors, and our operational discipline our goal is to generate positive operating cash flow for debt pay-downs by the fourth quarter of 2023.”

Financial Results for the First Quarter Ended March 31, 2023
($ in millions)

	Quarter Ended March 31, 2023	Quarter Ended December 31, 2022	% Change	Quarter Ended March 31, 2023	Quarter Ended March 31, 2022	% Change
Revenue	$69.9	$76.8	(9.0)%	$69.9	$61.9	12.9%
Gross profit	$29.9	$22.0	36.4%	$29.9	$19.1	56.7%
Operating expenses[2]	$32.5	$161.2	(79.9)%	$32.5	$37.3	(13.0)%
Net loss[2]	$(12.4)	$(139.9)	91.1%	$(12.4)	$(19.8)	37.0%
Adjusted EBITDA	$7.6	$6.0	26.1%	$7.6	$(0.9)	968.9%

Revenue in Q1 2023 increased 12.9% to $69.9 million as compared to $61.9 million in the first quarter of 2022 (“Q1 2022”). The year-over-year increase in revenue can be attributed to growth in retail revenue of over 7.5% or $4.4 million primarily due to new dispensary openings from build outs and acquisitions. The Company acquired Apothecarium and NuLeaf in Nevada during March 2022 and April 2022, respectively, and opened new Beyond Hello™ dispensaries in Ohio, Pennsylvania, and Virginia in 2022. The increase in retail revenue was partially offset by declines in revenue in: (i) Illinois, due to the impact of the state of Missouri moving to recreational use, and (ii) Pennsylvania due to increased retail competition and lower retail market prices. The Company ended the quarter with thirty-seven operating dispensaries in seven states, as compared to twenty-nine in six states at the end of March 31, 2022.

Wholesale revenue increased $3.7 million year-over-year primarily due to increased cultivation and processing activities at the grower-processor facilities in Massachusetts, Nevada, and Virginia with the increase in Nevada being attributable to the acquisition of NuLeaf. Jushi-branded product sales accounted for 49.6% of total retail sales in the Company’s five vertical markets, growing from 47.2% in the fourth quarter of 2022 (“Q4 2022”).

Gross profit in Q1 2023 was $29.9 million compared to $19.1 million in Q1 2022, an increase of $10.8 million, or 56.7% year-over-year. Gross profit margin increased to 42.9% compared to 30.9% year-over-year and 28.6% quarter-over-quarter. The improvements in gross profit and gross profit margin were driven by operating efficiencies at the grower-processor facilities in Massachusetts, Nevada, and Virginia, which were partially offset by declines in revenue in Illinois and Pennsylvania driven by new competition and market price compression. Additionally, gross profit and gross profit margin for the prior year were negatively impacted by the sell through of inventory acquired in the acquisitions of Nature’s Remedy, which was acquired in September 2021, and Apothecarium, which had a fair value step up.

Operating expenses for Q1 2023 were $32.5 million, compared to $37.3 million in Q1 2022, a decrease of $4.9 million, or 13.0% year-over-year, demonstrating the effectiveness of the Company’s cost savings and efficiency optimization plan. Salaries, wages, and employee-related expenses decreased due to a reduction in the number of employees as the Company works to right-size the organization. Share-based compensation expense decreased primarily due to lower stock options granted to new employees and management. Depreciation and amortization expense increased primarily related to property, plant, and equipment (“PP&E”) and amortizable intangible assets that were acquired with the 2022 acquisition of NuLeaf and Apothecarium.

Net loss for Q1 2023 was $12.4 million, compared to net loss of $19.8 million in Q1 2022.

Adjusted EBITDA1 in Q1 2023 was $7.6 million compared to $(0.9) million in Q1 2022 and $6.0 million in Q4 2022, representing an improvement of $8.5 million year-over-year and $1.6 million quarter-over-quarter. The increase in Adjusted EBITDA1 is primarily due to expanded sales and realizing the benefits of operational efficiencies.

1 See “Use of Non-GAAP Financial Information” and “Unaudited Reconciliation of Net (Loss) Income to Adjusted EBITDA” below.
2 Q4 2022 Included non-cash asset impairment charge of $122.0 million.

Balance Sheet and Liquidity

As of March 31, 2023, the Company had approximately $19.4 million of cash, cash equivalents and restricted cash. During Q1 2023, the Company paid approximately $4.5 million in capital expenditures. In 2023, the Company expects capital expenditures for new projects to be approximately $13.0 million, of which approximately $6.0 million is discretionary growth capital, as a substantial amount of its expansion projects in Pennsylvania and Virginia were completed in fiscal year 2022. As of March 31, 2023, the Company had approximately $209.0 million in principal amount of total debt, excluding leases and property, plant, and equipment financing obligations. As of May 8, 2023, the Company’s issued and outstanding shares were 196,633,371 and its fully diluted shares outstanding were 310,680,966.

Use of Non-GAAP Financial Information

We believe that the presentation of non-GAAP financial information provides important supplemental information to management and investors regarding financial and business trends relating to our financial condition and results of operations. For further information regarding these non-GAAP measures, including the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures, please refer to the “Unaudited Reconciliation of Net (Loss) Income to Adjusted EBITDA” section of this press release.

Conference Call and Webcast Information

The Company will host a conference call to discuss its financial results for the first quarter ended March 31, 2023 at 8:00 a.m. ET today, Friday, May 12, 2023.

Event:	First Quarter 2023 Financial Results Conference Call
Date:	Friday, May 12, 2023
Time:	8:00 a.m. Eastern Time
Live Call:	1-800-715-9871 (U.S. & Canada Toll-Free)
Conference ID:	9716005
Webcast:	Register

For interested individuals unable to join the conference call, a webcast of the call will be available for one year following the conference call and can be accessed via webcast on Jushi’s Investor Relations website.

About Jushi Holdings Inc.
We are a vertically integrated cannabis company led by an industry-leading management team. In the United States, Jushi is focused on building a multi-state portfolio of branded cannabis assets through opportunistic acquisitions, distressed workouts, and competitive applications. Jushi strives to maximize shareholder value while delivering high-quality products across all levels of the cannabis ecosystem. For more information, visit jushico.com or our social media channels, Instagram, Facebook, Twitter and LinkedIn.

Forward-Looking Information and Statements
This press release may contain “forward-looking statements” and “forward‐looking information” within the meaning of applicable securities laws, including Canadian securities legislation and United States (“U.S.”) securities legislation (collectively, “forward-looking information”) which are based upon the Company’s current internal expectations, estimates, projections, assumptions, and beliefs. All information, other than statements of historical facts, included in this report that address activities, events or developments that Jushi expects or anticipates will or may occur in the future constitutes forward‐looking information. Forward‐looking information is often identified by the words, “may”, “would”, “could”, “should”, “will”, “intend”, “plan”, “anticipate”, “believe”, “estimate”, “expect” or similar expressions and includes, among others, information regarding: future business strategy, competitive strengths, goals, expansion and growth of Jushi’s business, operations and plans, including new revenue streams, the integration and benefits of recently acquired businesses or assets, roll out of new operations, the implementation by Jushi of certain product lines, implementation of certain research and development, the application for additional licenses and the grant of licenses that will be or have been applied for, the expansion or construction of certain facilities, the reduction in the number of our employees, the expansion into additional U.S. and international markets, any potential future legalization of adult use and/or medical marijuana under U.S. federal law; expectations of market size and growth in the U.S. and the states in which Jushi operates; expectations for other economic, business, regulatory and/or competitive factors related to Jushi or the cannabis industry generally; and other events or conditions that may occur in the future.

Readers are cautioned that forward‐looking information is not based on historical facts but instead is based on reasonable assumptions and estimates of the management of Jushi at the time they were provided or made and such information involves known and unknown risks, uncertainties, including our ability to continue as a going concern, and other factors that may cause the actual results, level of activity, performance or achievements of Jushi, as applicable, to be materially different from any future results, performance or achievements expressed or implied by such forward‐looking information. Such factors include, among others: risks relating to U.S. regulatory landscape and enforcement related to cannabis, including political risks; risks relating to anti‐money laundering laws and regulation; other governmental and environmental regulation; public opinion and perception of the cannabis industry; risks related to the economy generally; risks relating to pandemics and forces of nature; risks related to contracts with third party service providers; risks related to the enforceability of contracts; the limited operating history of Jushi; Jushi’s history of operating losses and negative operating cash flows; reliance on the expertise and judgment of senior management of Jushi; risks inherent in an agricultural business; risks related to co‐investment with parties with different interests to Jushi; risks related to proprietary intellectual property and potential infringement by third parties; risks relating to the Company’s recent debt financing and other financing activities including increased leverage and issuing additional equity securities; risks relating to the management of growth; costs associated with Jushi being a publicly-traded company and a U.S. and Canadian filer; increasing competition in the industry; risks associated with cannabis products manufactured for human consumption including potential product recalls; reliance on key inputs, suppliers and skilled labor; reliance on manufacturers and contractors; risks of supply shortages or supply chain disruptions; cybersecurity risks; constraints on marketing products; fraudulent activity by employees, contractors and consultants; tax and insurance related risks; risk of litigation; conflicts of interest; risks relating to certain remedies being limited and the difficulty of enforcing judgments and effecting service outside of Canada; risks related to completed, pending or future acquisitions or dispositions, including potential future impairment of goodwill or intangibles acquired; and/or post-closing disputes; sales of a significant amount of shares by existing shareholders; the limited market for securities of the Company; risks related to the continued performance of existing operations in California, Illinois, Massachusetts, Nevada, Ohio, Pennsylvania, and Virginia; risks related to the anticipated openings of additional dispensaries or relocation of existing dispensaries; the risks relating to the expansion and optimization of the grower-processor in Pennsylvania, the vertically integrated facilities in Virginia and Massachusetts and the facility in Nevada; the risks related to opening new facilities, which is subject to licensing approval; limited research and data relating to cannabis; and risks related to the Company’s critical accounting policies and estimates.

Although Jushi has attempted to identify important factors that could cause actual results to differ materially, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that such forward‐looking information will prove to be accurate as actual results and future events could differ materially from those anticipated in such information. Accordingly, readers should not place undue reliance on the forward‐looking information contained in this press release or other forward-looking statements made by Jushi. Forward‐looking information is provided and made as of the date of this press release and Jushi does not undertake any obligation to revise or update any forward‐looking information or statements other than as required by applicable law.

For further information, please contact:

Investor Relations Contact:
Lisa Forman
Director of Investor Relations
617-767-4419
investors@jushico.com

Media Contact:
Ellen Mellody
570-209-2947
ellen@mattio.com

JUSHI HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE INCOME (LOSS)
(in thousands of U.S. dollars, except share and per share amounts)

	Three Months Ended March 31,
	2023	2022
	(unaudited)
REVENUE, NET	$69,873	$61,888
COST OF GOODS SOLD	(39,932)	(42,776)
GROSS PROFIT	$29,941	$19,112

OPERATING EXPENSES	$32,452	$37,308

LOSS FROM OPERATIONS	$(2,511)	$(18,196)

OTHER INCOME (EXPENSE):
Interest expense, net	$(8,520)	$(10,116)
Fair value gains on derivatives	8,030	14,309
Other, net	709	(703)
Total other income, net	$219	$3,490

LOSS BEFORE INCOME TAX	$(2,292)	$(14,706)
Income tax (benefit) expense	(10,148)	(5,051)
NET LOSS AND COMPREHENSIVE LOSS	$(12,440)	$(19,757)
Net loss attributable to non-controlling interests	—	—
NET LOSS AND COMPREHENSIVE LOSS ATTRIBUTABLE TO JUSHI SHAREHOLDERS	$(12,440)	$(19,757)
LOSS PER SHARE ATTRIBUTABLE TO JUSHI SHAREHOLDERS - BASIC	$(0.06)	$(0.11)
Weighted average shares outstanding - basic	194,050,835	183,226,027
LOSS PER SHARE ATTRIBUTABLE TO JUSHI SHAREHOLDERS - DILUTED	$(0.06)	$(0.16)
Weighted average shares outstanding - diluted	194,050,835	207,838,906

JUSHI HOLDINGS INC.
CONSOLIDATED BALANCE SHEETS
(in thousands of U.S. dollars, except share amounts)

	March 31, 2023 (unaudited)	December 31, 2022
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$18,474	$26,196
Accounts receivable, net	6,289	4,809
Inventory, net	37,471	35,089
Prepaid expenses and other current assets	2,859	3,957
Total current assets	$65,093	$70,051
NON-CURRENT ASSETS:
Property, plant and equipment, net	$175,087	$177,755
Right-of-use assets - finance leases	112,205	114,021
Other intangible assets, net	99,149	100,082
Goodwill	38,239	38,239
Other assets	29,313	28,243
Restricted cash	950	950
Total non-current assets	$454,943	$459,290
Total assets	$520,036	$529,341

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable	$24,869	$21,313
Accrued expenses and other current liabilities	38,989	46,329
Income tax payable	29,409	19,921
Debt, net - current portion (including related party principal amounts of $3,250 and $3,189 as of March 31, 2023 and December 31, 2022, respectively)	11,734	8,704
Finance lease obligations - current	10,293	11,361
Total current liabilities	$115,294	$107,628
NON-CURRENT LIABILITIES:
Debt, net - non-current (including related party principal amounts of $18,241 and $17,491 as of March 31, 2023 and December 31, 2022, respectively)	$181,607	$180,558
Finance lease obligations - non-current	102,208	102,375
Derivative liabilities	6,104	14,134
Income tax liabilities - non-current	59,096	57,200
Other liabilities - non-current	19,965	21,555
Total non-current liabilities	$368,980	$375,822
Total liabilities	$484,274	$483,450
COMMITMENTS AND CONTINGENCIES
EQUITY:
Common stock, no par value; authorized shares - unlimited; issued and outstanding shares - 196,633,371 and 196,686,372 Subordinate Voting Shares as of March 31, 2023 and December 31, 2022, respectively	$—	$—
Paid-in capital	494,331	492,020
Accumulated deficit	(457,182)	(444,742)
Total Jushi shareholders' equity	$37,149	$47,278
Non-controlling interests	(1,387)	(1,387)
Total equity	$35,762	$45,891
Total liabilities and equity	$520,036	$529,341

JUSHI HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands of U.S. dollars)

	Three Months Ended March 31,
	2023	2022
	(unaudited)
Net cash flows used in operating activities	$(3,572)	$(13,825)
Net cash flows used in investing activities	(4,542)	(23,631)
Net cash flows provided by financing activities	331	18,219
Effect of currency translation on cash and cash equivalents	61	(9)
NET CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	$(7,722)	$(19,246)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, BEGINNING OF PERIOD	$27,146	$95,487
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, END OF PERIOD	$19,424	$76,241

JUSHI HOLDINGS INC.
Unaudited Reconciliation of Net (Loss) Income to Adjusted EBITDA

EBITDA and Adjusted EBITDA

In addition to providing financial measurements based on GAAP, we provide additional financial metrics that are not prepared in accordance with GAAP. We use non-GAAP financial measures, in addition to GAAP financial measures, to understand and compare operating results across accounting periods, for financial and operational decision making, for planning and forecasting purposes and to evaluate our financial performance. These non-GAAP financial measures are EBITDA and Adjusted EBITDA (each as defined below). We believe that these non-GAAP financial measures reflect our ongoing business by excluding the effects of expenses that are not reflective of our operating business performance and allow for meaningful comparisons and analysis of trends in our business. These non-GAAP financial measures also facilitate comparing financial results across accounting periods and to those of peer companies. As there are no standardized methods of calculating these non-GAAP measures, our methods may differ from those used by others, and accordingly, the use of these measures may not be directly comparable to similar measures used by others, thus limiting their usefulness. Accordingly, these non-GAAP measures are intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

EBITDA and Adjusted EBITDA are financial measures that are not defined under GAAP. We define EBITDA as net income (loss), or “earnings”, before interest, income taxes, depreciation, and amortization. We define Adjusted EBITDA as EBITDA before: (i) non-cash share-based compensation expense and other one-time charges; (ii) inventory-related adjustments; (iii) fair value changes in derivatives; (iv) other (income)/expense items; (v) transaction costs; (vi) asset impairment; (vii) loss on debt extinguishment; and (viii) start-up costs. These financial measures are metrics that have been adjusted from the GAAP net income (loss) measure in an effort to provide readers with a normalized metric in making comparisons more meaningful across the cannabis industry, as well as to remove non-recurring, irregular and one-time items that may otherwise distort the GAAP net income measure. Other companies in our industry may calculate this measure differently, limiting their usefulness as comparative measures.

JUSHI HOLDINGS INC.
UNAUDITED RECONCILIATION OF NET (LOSS) INCOME TO ADJUSTED EBITDA
(in thousands of U.S. dollars)

	Three Months Ended March 31,
	2023	2022
NET LOSS (1)	$(12,440)	$(19,757)
Income tax expense	10,148	5,051
Interest expense, net	8,520	10,116
Depreciation and amortization (2)	7,335	3,248
EBITDA (Non-GAAP)	$13,563	$(1,342)
Non-cash share-based compensation	2,311	6,964
Inventory-related adjustments (3)	251	3,742
Fair value changes in derivatives	(8,030)	(14,309)
Other (income) expense, net (4)	(511)	575
Start-up costs(5)	—	2,715
Transaction costs (6)	19	780
Adjusted EBITDA (Non-GAAP)	$7,603	$(875)

(1) Net loss includes amounts attributable to non-controlling interests.

(2) Includes amounts that are included in cost of goods sold and in operating expenses.

(3) Includes: (i) inventory step-up on business combinations; (ii) inventory recall reserves; and (iii) reserves for discontinued products. The inventory step-up on business combinations relate to the fair value write-up on inventory acquired on the business acquisition date and then sold subsequent to the acquisition date. The inventory recall reserves relate to the estimated impact of the Pennsylvania Department of Health recall and ban of vape products containing certain cannabis concentrates. The ban was lifted in June 2022.

(4) Includes: (i) remeasurement of contingent consideration related to acquisitions; (ii) losses (gains) on legal settlements; and (iii) severance costs.

(5) Expansion and start-up costs incurred in order to prepare a location for its intended use. Start-up costs are expensed as incurred and are not indicative of ongoing operations of each new location.

(6) Transaction costs include: (i) registration statement costs such as professional fees and other costs relating to our SEC registration; and (ii) acquisition and deal costs.